UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2015

PATTERN ENERGY GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

Pier 1, Bay 3

San Francisco, CA 94111

(Address and zip code of principal executive offices)

(415) 283-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amazon Wind Farm (Fowler Ridge IV) Purchase and Sale Agreement

On April 29, 2015, Pattern Energy Group Inc. (“Pattern Energy”) entered into a Purchase and Sale Agreement (the “Fowler Ridge IV PSA”) with Pattern Renewables Development Company LLC, a Delaware limited liability company and controlled affiliate of Pattern Development (as defined below) (“Fowler Ridge IV Seller”), and Pattern Energy Group LP (“Pattern Development”), as guarantor of Fowler Ridge IV Seller’s obligations under the Fowler Ridge IV PSA. Upon the terms and subject to the conditions set forth in the Fowler Ridge IV PSA, a subsidiary of Pattern Energy purchased from Fowler Ridge IV Seller 100% of the membership interests in Fowler Ridge IV B Member LLC, a Delaware limited liability company, which owns 100% of the membership interests in Fowler Ridge IV Holdings LLC, a limited liability company (“Fowler Ridge IV Holdco”), which, in turn, owns 100% of the membership interests in Fowler Ridge IV Wind LLC, a Delaware limited liability company and the project company for the approximately 149.5 MW Amazon Wind Farm (Fowler Ridge) project (the “Project”) located in Benton County, Indiana (the “Fowler Ridge IV Project Company”), for a consideration of approximately US$37.5 million paid upon acquisition, and contingent payments of up to approximately US$29.1 million to be paid upon tax equity funding.

The Project is currently under construction. As part of the acquisition, Pattern Energy has assumed an obligation to make equity capital contributions during construction and to make an equity capital contribution upon completion of construction. Construction financing, which closed concurrent with the acquisition, will be repaid from Pattern Energy’s capital contribution and those of the Tax Equity Investors (as defined below). Pattern Energy’s total cash funding commitment (including the consideration paid under the Fowler Ridge IV PSA, the equity capital contributions during construction, and the equity capital contribution upon the completion of construction) will be approximately US$127.0 million. Once the Project achieves commercial operations, the membership interests in Fowler Ridge IV Holdco will, pursuant to agreements separate from the Fowler Ridge IV PSA, be restructured into Class A and Class B membership interests. Following the restructuring and capital contributions to be made by certain tax equity investors (the “Tax Equity Investors”), (1) Fowler Ridge IV B Member LLC will hold 100% of the Class B membership interests in Fowler Ridge IV Holdco and (2) the Tax Equity Investors will hold 100% of the Class A membership interests in Fowler Ridge IV Holdco.

The Fowler Ridge IV PSA includes customary representations by Fowler Ridge IV Seller and Pattern Energy, including as to due authorization, non-contravention, governmental consents and approvals, enforceability, ownership and title and no litigation or adverse claims, tax matters and with respect to the underlying wind project. The Fowler Ridge IV PSA provides for customary indemnification by Fowler Ridge IV Seller and by Pattern Energy, as applicable, for breaches of representations or covenants, which indemnification is subject to customary limitations including, among other things, a cap and time limits.

The Fowler Ridge IV PSA was recommended by the Conflicts Committee, which is comprised solely of independent directors, for approval by Pattern Energy’s Board of Directors, and approved by the Board of Directors.

The foregoing description of the Fowler Ridge IV PSA does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Fowler Ridge IV PSA, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

See description under Item 1.01 above.

Item 7.01. Regulation FD Disclosure.

On May 4, 2015, Pattern Energy issued a press release. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

d. Exhibits

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of April 29, 2015, by and between Pattern Energy Group Inc., Pattern Renewables Development Company LLC, and (as guarantor for certain obligations) Pattern Energy Group LP.

99.1	Press Release issued by Pattern Energy Group Inc. dated May 4, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2015

PATTERN ENERGY GROUP INC.

By:	/s/ Kim H. Liou
Name: Kim H. Liou
Title: Secretary